Exhibit 99.1

NEWS RELEASE

For Immediate Release
May 11, 2015
MAXWELL TECHNOLOGIES APPOINTS DAVID LYLE
SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER

SAN DIEGO, Calif. - Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that David Lyle has joined the company as Senior Vice President, Chief Financial Officer, Treasurer and Secretary.
Before joining Maxwell, Lyle was Chief Financial Officer of Entropic Communications, a provider of semiconductor solutions for home entertainment, which was acquired in April 2015 by MaxLinear, a producer of broadband and networking semiconductors. Lyle joined Entropic in 2007, through its acquisition of RF Magic, where he had also served as CFO. Earlier in his career, Lyle held senior corporate finance positions with Broadcom through its acquisition of Zyray Wireless, where he was CFO, and Mobilian Corporation, where he was CFO until the company was acquired by Intel Corporation, and with Intel, where he held various finance roles in the microprocessor, networking and Intel Capital divisions. Previously, he was employed in the commercial banking industry, where he focused primarily on leveraged buy-outs.
Lyle holds a bachelor’s degree in business from The University of Southern California, a master of business administration degree from Arizona State University and a master in international management degree from The Garvin School of International Management, Thunderbird.
As part of his hire-on compensation package and as an inducement material to his acceptance of employment with the Company, Lyle will be granted equity awards outside of the Company’s stockholder-approved stock plan as permitted under with Nasdaq Listing Rule 5635(c)(4). Specifically, he will receive a number of stock options determined by dividing $105,000 by the grant date fair value per share of Maxwell’s common stock. In addition, Lyle will receive a number of restricted stock units and performance-based restricted stock units, determined by dividing $305,000 and $140,000, respectively, by an average closing price of Maxwell’s common stock prior to Lyle’s start date. Lyle’s equity awards otherwise have substantially the same terms and conditions as the corresponding equity awards granted to other executive officers of the Company under its 2013 Omnibus Equity Incentive Plan in connection with the Company’s fiscal year 2015 compensation program.
“We are fortunate to have been able to attract an executive with Dave’s deep and varied management and corporate finance background in the fast-paced technology industry to step in and lead our finance team at this critical juncture in the company’s development,” said Dr. Franz Fink, Maxwell’s President & CEO.
“I am excited to join Maxwell’s management team and to be a part of the dynamic energy storage industry,” Lyle said.
Maxwell Technologies is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, visit www.maxwell.com.
Media & Investor Contact: Michael Sund, +1 858.503.3233; msund@maxwell.com

###